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Quality International Co. Ltd FZC
Hamriyah Free Zone, Sharjah - United Arab Emirates
Independent Auditors' report and financial statements
For the year ended June 30, 2023

Audit | Tax | Advisory | Risk

Quality International Co. Ltd FZC
Hamriyah Free Zone, Sharjah - United Arab Emirates

Table of contents

Quality International Co. Ltd FZC
Hamriyah Free Zone, Sharjah - United Arab Emirates

General information

Principal office address	:	P.O. Box 50622, Hamriyah Free Zone, Sharjah, United Arab Emirates	
Shareholders	:	*Name*	*Nationality*
		Mr. Ramakrishnan Saseendran Kodapully	Indian
		Gerab National Enterprises (L.L.C)	U.A.E.
Auditor	:	VASS International Auditing & Consultants Dubai, United Arab Emirates	

Quality International Co. Ltd FZC

Hamriyah Free Zone, Sharjah - United Arab Emirates

Director's Report

The Director has the pleasure in presenting their report and the audited financial statements for the year ended June 30, 2023 in conformity with accounting principles generally accepted in the United States of America.

Principal activities of the Entity :

The Entity is licensed by the Hamriyah Free Zone Authority, Government of Sharjah to engage in general trading, manufacturing and fabrication of steel and steel products and mainly manufacturing of pressure vessels, tanks, heat exchangers and construction of storage tanks and piping.

Financial review:

The table below summarizes the results of the year ended June 30, 2023 and half year ended June 30, 2022.

	June 30, 2023	June 30, 2022
	USD	USD
Revenue From Contracts With Customers	**82,487,424**	18,216,000
Gross profit	**22,623,141**	5,387,000
Net profit for the year / period	**8,297,644**	1,701,000

Business operations review and future business developments:

With the continuity of developing new products, entering new markets and adopting suitable marketing strategies we are confident that the Entity will continue to grow in a prudent and balanced manner taking into consideration the need for growth and profitability.

Role of the Directors:

The Directors are the Entity's principal decision-making forum. The Directors have the overall responsibility for leading and supervising the Entity for delivering sustainable shareholder value through its guidance and supervision of the Entity's business. The Directors set the strategies and policies of the Entity. They monitor performance of the Entity's business, guide and supervise its management.

Events after year end:

In the opinion of the Directors no transaction or event of a material and unusual nature, favourable or unfavourable has arisen in the interval between the end of the financial year and the date of this report, that is likely to affect, substantially the result of the operations or the financial position of the Entity.

Auditor:

M/s. VASS International Auditing & Consultants, Dubai, United Arab Emirates is willing to continue in office and a resolution to re-appoint them will be proposed in the Annual General Meeting.

Statement of Directors' responsibilities:

The applicable requirements, requires the Directors to prepare the financial statements for each financial year which presents fairly in all material respects, the financial position of the Entity and its financial performance for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The audited financial statements for the year under review, have been prepared in conformity with accounting principles generally accepted in the United States of America. The Directors confirms that sufficient care has been taken for the maintenance of proper and adequate accounting records that disclose with reasonable accuracy at any time, the financial position of the Entity and enables them to ensure that the financial statements comply with the requirements of applicable statute. The Directors also confirms that appropriate accounting policies have been selected and applied consistently in order that the financial statements reflect fairly the form and substance of the transactions carried out during the year under review and reasonably present the Entity's financial conditions and results of its operations.

These financial statement were approved by the Board and signed on behalf by the authorized representative of the Entity.

____

Director

August 25, 2023

SBC Global

VASS International
Auditors & Business Advisors
Member of SBC Global Alliance

P O Box 13255,
Office No. 207,
Zainal Mohebi Plaza
Al Karama, Dubai, UAE
Tel: +971 4 397 3011
Fax: +971 4 397 3012
Email: info@vassintl.com
www.vassintl.com

B-128/Q-2/JB/JUN 2023

Independent auditors' report

To,
The Shareholders
Quality International Co. Ltd FZC
Hamriyah Free Zone, Sharjah - United Arab Emirates

Report on the Audit of the Financial Statements

Opinion

We have audited the accompanying financial statements of **Quality International Co. Ltd FZC,** Hamriyah Free Zone, Sharjah, United Arab Emirates (the "Entity") which comprise the statement of financial position as at **June 30, 2023**, the statement of profit or loss and other comprehensive income, statement of changes in equity, statement of cash flows for the year then ended, and a summary of significant accounting policies and other explanatory information , in conformity with accounting principles generally accepted in the United States of America.

In our opinion, the financial statements of the entity gives a true and fair view of the financial position of **Quality International Co. Ltd FZC** as at **June 30, 2023**, and of its financial performance and its cash flows for the year then ended , in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

The adopted year end June 30, 2023 is in deviation to the existing December year end as per the MOA of the entity. This audit is requested by the management for the purpose of group or holding companies for their filing of SEC Form 10-KT with the Securities and Exchange Commission in United States of America. Hence, the previous period's figures are strictly not comparable with current period's figures

We conducted our audit under generally accepted accounting principles in the United States of America (US GAAP). Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the financial statements section of our report. We are independent in accordance with generally accepted accounting principles, and we have fulfilled our other ethical responsibilities in accordance with the FASB Code. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Responsibilities of Management

Management is responsible for the preparation and fair presentation of these financial statements in accordance with generally accepted accounting principles in the United States of America (US GAAP), and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Entity's ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Entity or to cease operations, or has no realistic alternative but to do so.

Auditors' Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with GAASs will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

Auditors' Responsibilities for the Audit of the Financial Statements (continued)

As part of an audit in accordance with GAASs, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

• Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

• Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Entity's internal control.

• Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

• Conclude on the appropriateness of management's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Entity's ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor's report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor's report. However, future events or conditions may cause the Entity to cease to continue as a going concern.

• Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with the management regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

Report on other legal and regulatory requirements

As required by the Hamriyah Free Zone Sharjah Emiri Decree No. (6) of 1995, we further confirm that,

1 We have obtained all the information and explanations which we consider necessary for our audit,
2 The financial statements have been prepared and comply in all material respects with the applicable provisions of the applicable laws, and the Memorandum and Articles of Association of the Entity,
3 Proper books of accounts have been maintained by the Entity,
4 The financial information included in the Director's report is consistent with the books of account of the Entity,
5 Entity has not made any investments in share and stocks during the year ended June 30, 2023,
6 Note 7 to the financial statements reflects the disclosures relating to material related party transactions and the terms under which they were conducted, and
7 Based on the information that has been made available to us nothing has come to our attention which causes us to believe that the Entity has contravened, during the year ended June 30, 2023, any of the applicable provisions of the applicable laws or of its Memorandum and Articles of Association which would materially affect its activities or its financial position as of June 30, 2023.

DUBAI - U.A.E.
VASS INTERNATIONAL AUDITING & CONSULTANTS

VASS International
Dubai - United Arab Emirates

August 25, 2023

Quality International Co. Ltd FZC, HFZA Sharjah
B-128/Q-2/JB/JUN 2023

Quality International Co. Ltd FZC
Hamriyah Free Zone, Sharjah - United Arab Emirates

Statement of financial position as at June 30, 2023
(In US Dollars)

	Notes	**June 30, 2023**	June 30, 2022
Assets			
Non-current assets			
Property, plant and equipment	4	**20,222,414**	21,344,674
Right of use asset	6	**11,906,654**	12,394,451
Total non current assets		**32,129,068**	33,739,125
Current assets			
Inventories	8	**1,536,283**	1,461,088
Work-in-progress	9	**39,974,415**	57,024,569
Advances, deposits and other receivables	12	**8,325,887**	7,564,964
Accounts receivables	10	**55,748,868**	21,756,048
Retention receivables	11	**2,590,611**	2,584,054
Due from related parties	7	**1,794,218**	4,960,679
Cash and bank balances	13	**1,705,378**	1,099,685
Total current assets		**111,675,660**	96,451,087
Total assets		**143,804,728**	130,190,212
Equity and liabilities			
Equity			
Share capital	14	**40,861**	40,861
Additional capital contribution	14	**2,683,193**	2,683,193
Statutory reserve	15	**40,861**	40,861
Retained earnings	16	**49,327,897**	41,030,253
Shareholders' current account	17	**3,713,004**	2,283,889
Total equity		**55,805,816**	46,079,057
Non-current liabilities			
Lease liabilities - non current portion	6	**13,581,728**	14,396,326
Bank borrowings - non current portion	18	**10,761,062**	15,464,027
Employees' end of service benefits	19	**1,938,218**	1,877,070
Total non-current liabilities		**26,281,008**	31,737,423
Current liabilities			
Contract and other payables	20	**41,970,320**	32,452,443
Lease liabilities	6	**835,943**	1,156,359
Bank borrowings	18	**18,911,641**	18,764,930
Total current liabilities		**61,717,904**	52,373,732
Total liabilities		**87,998,912**	84,111,155
Total equity and liabilities		**143,804,728**	130,190,212

The accompanying notes form an integral part of these financial statements.

The report of the auditors is set out on pages 3 and 4.

The financial statements on pages 5 to 23 were approved on August 25, 2023 and signed on behalf of the Entity, by:

Director

Quality International Co. Ltd FZC
Hamriyah Free Zone, Sharjah - United Arab Emirates

Statement of profit or loss and other comprehensive income for the year ended June 30, 2023
(In US Dollars)

	Notes	**June 30, 2023**	June 30, 2022
Revenue From Contracts With Customers	21	**82,487,424**	18,216,000
Cost of services & sales	22	**(59,864,283)**	(12,829,000)
Gross profit		**22,623,141**	5,387,000
Other income	23	**262,932**	-
Selling and distribution expenses	24	**(89,089)**	-
Administrative expenses	25	**(9,086,933)**	(3,278,200)
Finance costs	26	**(5,412,407)**	(407,800)
Profit for the year / period		**8,297,644**	1,701,000
Other comprehensive income		**-**	-
Total comprehensive income for the year / period		**8,297,644**	1,701,000
Earnings before interest, tax, depreciation and amortisation (EBITDA)			
Profit for the year / period		**8,297,644**	1,701,000
Finance costs	26	**5,412,407**	407,800
Depreciation on property, plant and equipment	4	**2,416,972**	1,129,622
Amortisation of intangible assets	5	**-**	13,088
Depreciation of right-of-use assets	6	**487,797**	501,577
EBITDA		**16,614,820**	3,753,087

The accompanying notes form an integral part of these financial statements.
The report of the auditors is set out on pages 3 and 4.

The financial statements on pages 5 to 23 were approved on August 25, 2023 and signed on behalf of the Entity, by:

Director

Quality International Co. Ltd FZC
Hamriyah Free Zone, Sharjah - United Arab Emirates

Statement of changes in shareholders' equity for the year ended June 30, 2023
(In US Dollars)

	Share capital	Additional capital contribution	Statutory reserve	Retained earnings	Shareholders' current account	Total equity
Balance as at December 31, 2021	40,861	2,683,193	40,861	39,329,253	4,669,809	46,763,977
Total comprehensive income for the period	-	-	-	1,701,000	-	1,701,000
Net movements	-	-	-	-	(2,385,920)	(2,385,920)
Balance as at June 30, 2022	40,861	2,683,193	40,861	41,030,253	2,283,889	46,079,057
Total comprehensive income for the year	-	-	-	8,297,644	-	8,297,644
Net movements	-	-	-	-	1,429,115	1,429,115
Balance as at June 30, 2023	**40,861**	**2,683,193**	**40,861**	**49,327,897**	**3,713,004**	**55,805,816**

The accompanying notes form an integral part of these financial statements.
The report of the auditors is set out on pages 3 and 4.

Quality International Co. Ltd FZC
Hamriyah Free Zone, Sharjah - United Arab Emirates

Statement of cash flows for the year ended June 30, 2023
(In US Dollars)

	June 30, 2023	June 30, 2022
Cash flows from operating activities		
Net profit for the year / period	**8,297,644**	1,701,000
Adjustments for:		
Depreciation on property, plant and equipment	**2,416,972**	1,129,622
Depreciation on right-of-use assets	**487,797**	501,577
Amortization on intangible assets	**-**	13,088
Finance costs	**5,412,407**	407,800
Provision for employees' end of service benefits	**359,506**	3,766
	16,974,326	3,756,853
(Increase) / decrease in current assets		
Inventories	**(75,195)**	52,444
Work-in-progress	**17,050,154**	(4,193,486)
Accounts receivables	**(33,992,820)**	(2,369,840)
Retention receivables	**(6,557)**	-
Advances, deposits and other receivables	**(760,923)**	1,022,653
Due from related parties	**3,166,461**	1,433,173
Increase / (decrease) in current liabilities		
Contract and other payables	**9,117,915**	5,945,189
Cash generated from operations	**11,473,361**	5,646,986
Employees' end-of-services benefits paid	**(298,358)**	-
Finance costs paid	**(4,240,621)**	(73,993)
Net cash generated from operating activities	**6,934,382**	5,572,993
Cash flows from investing activities		
Purchase of property, plant and equipment	**(1,920,049)**	(134,909)
Proceeds from sale of property, plant and equipment	**625,337**	72,085
Net cash (used in) investing activities	**(1,294,712)**	(62,824)
Cash flows from financing activities		
Proceeds/repayment of bank borrowings	**(4,556,254)**	(1,524,388)
Payment of lease liabilities	**(1,906,838)**	(953,419)
Shareholder's current account	**1,429,115**	(2,385,920)
Net cash (used in) financing activities	**(5,033,977)**	(4,863,727)
Net increase in cash and cash equivalents	**605,693**	646,442
Cash and cash equivalents at the beginning of the year / period	**1,099,685**	453,243
Cash and cash equivalents at the end of the year / period	**1,705,378**	1,099,685
Cash and cash equivalents		
Cash in hand / at banks	**1,705,378**	1,099,685
	1,705,378	1,099,685

The accompanying notes form an integral part of these financial statements.
The report of the auditors is set out on pages 3 and 4.

1 Legal status and business activities

1.1 Quality International Co. Ltd FZC (formerly known as Quality International Co. Ltd FZE), Hamriyah Free Zone, Sharjah, United Arab Emirates (the "Company") was registered on September 11, 2008 as a Free Zone Company and operates in the United Arab Emirates under commercial and industrial licenses issued by the Hamriyah Free Zone Authority, Government of Sharjah, Sharjah, United Arab Emirates. The Company was converted to Free Zone Company and the name was changed to Quality International Co. Ltd FZC via Memorandum and Articles of Association executed on 11 May 2017. The Company also operates through Quality International Co. Ltd FZC, Fujairah and Quality International Co. Ltd (LLC), Ajman, entities registered in the emirates of Fujairah and Ajman, respectively.

1.2 The Entity is licensed by the Hamriyah Free Zone Authority, Government of Sharjah to engage in general trading, manufacturing and fabrication of steel and steel products and mainly manufacturing of pressure vessels, tanks, heat exchangers and construction of storage tanks and piping.

1.3 The registered office of the Entity is located at P.O. Box: 50622, Hamriyah Free Zone, Sharjah, UAE.

1.4 These financial statements incorporate the operating results of the commercial license no. 4378.

2 Summary of Significant accounting policies

Basis of presentation - The financial statements and accompanying notes have been prepared in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP") and pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC").

Emerging Growth Company: Section 102(b)(1) of the Jumpstart Our Business Startups Act (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The company has elected not to opt out of such extended transition period which means that when an accounting standard is issued or revised and it has different application dates for public or private companies, the company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard, until such time the company is no longer considered to be an emerging growth company. At times, the company may elect to early adopt a new or revised standard.

Use of Estimates —The preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of income and expense during the reporting period. Significant items subject to such estimates and assumptions include but are not limited to the selection of useful lives of property, plant and equipment, valuation of acquired intangible assets, valuation of deferred tax assets, valuation of employee defined benefit plan, and allowance for doubtful accounts. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and makes adjustments when facts and circumstances dictate. These estimates are based on information available as of the date of the financial statements; therefore, actual results could differ from those estimates. Any revision to accounting estimates is recognized prospectively in the current and future periods.

Foreign Currency —The company's reporting currency is the United States dollar (“US dollar”, "$"). The functional currencies of the Company is the local currencies, being the monetary unit of account (i.e. "Arab Emirates Dirham", "AED") of the principal economic environment in which the Company operate. All assets and liabilities of the company are translated at the current exchange rate as of the end of the period, and revenue and expenses are translated at average exchange rates in effect during the period. The gain or loss resulting from the process of translating foreign currency financial statements into US dollars is reflected as a foreign currency translation adjustment and reported as a component of accumulated other comprehensive income (loss). Foreign currency transaction gains and losses resulting from or expected to result from transactions denominated in a currency other than the functional currency are recognized in other income, net in the Income statement.

2 Summary of Significant accounting policies (continued)

Comprehensive income (Loss) —Comprehensive income/(loss) consists of two components, net income/(loss) and other comprehensive income/(loss), net of tax. Other comprehensive income (loss), net of tax, refers to revenue, expenses, gains, and losses that under generally accepted accounting principles are recorded as an element of stockholders' equity/(deficit) but are excluded from net income (loss). The items under other comprehensive income includes (in US GAAP) are:

1.Foreign currency translation adjustments: Gains or losses resulting from translating the financial statements of foreign company into the reporting currency (US Dollars "USD").
2. Unrealized gains or losses on available-for-sale debt securities: Changes in the fair value of certain investments that are not held for trading purposes.
3. Pension plan adjustments: Changes in the value of a company's defined benefit pension plan due to factors such as changes in interest rates or actuarial assumptions.
4. Derivative financial instruments: Changes in the fair value of certain derivative financial instruments such as interest rate swaps or commodity contracts (i.e. Cash flow hedges).

The company's other comprehensive income (loss), net of tax, consists of foreign currency translation adjustments that result from translation of Company at the reporting period as per ASC 830 - Foreign Currency.

Cash and Cash Equivalents —The company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents are recorded at cost, which approximates fair value. As of June 30, 2023, June 30, 2022 cash consists primarily of Cash, Bank balances and Fixed Deposits maturing within 3 months. The company does not have any restricted cash balances.

Accounts Receivable and Allowance for Doubtful Accounts —Accounts receivable are stated at net realizable value. On a periodic basis, management evaluates company's accounts receivable and determines whether to provide an allowance based on a past history of write-offs, collections, and current credit conditions.

Property, plant and Equipment —Property, plant and equipment are stated at cost less accumulated depreciation, amortization and impairment losses as ascertained by management. Major additions and improvements are capitalized, while replacements, maintenance and repairs, which do not improve or extend the life of the respective assets, are expensed when incurred. Depreciation and amortization are calculated using the straight line method and over the estimated useful lives of the assets as determined by the management of the company. Freehold land is not depreciated.

The Property, Plant and Equipment of company consists of Computer and Office Equipement, which has been fully impaired as at the date of reporting.

Revenue recognition - On July 1, 2020, the company adopted Accounting Standards Codification ("ASC") ASC 606, Revenue from Contracts with Customers, using modified retrospective approach. The new standard did not change the presentation of company's revenues, which continue to be substantially reported on a net basis. The net impact to opening retained earnings as of Jan 01, 2021 upon transition to ASC 606 was Nil.

The company recognize revenues as transfer control of deliverables (solutions and services) to its clients in an amount reflecting the consideration to which it expect to be entitled. To recognize revenues, it apply the following five step approach: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenues when a performance obligation is satisfied. The company account for a contract when it has approval and commitment from all parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and collectability of consideration is probable. Company apply judgment in determining the customer's ability and intention to pay based on a variety of factors including the customer's historical payment experience.

For performance obligations where control is transferred over time, revenues are recognized based on the extent of progress towards completion of the performance obligation.

Selling, general and administrative expenses —Selling, general and administrative expenses includes sales and marketing employees, finance administration and human resources, facility costs (including rent), bad debt expenses, professional service fees, and other general overhead costs to support company's operations.

2 Summary of Significant accounting policies (continued)

Impairment of Long-Lived Assets—The company assesses long-lived assets for impairment in accordance with the provisions of Financial Accounting Standards Board ("FASB"). Long-lived assets (asset group), such as property, plant and equipment and intangible assets subject to depreciation and amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the asset. The amount of impairment loss, if any, is measured as the difference between the carrying value of the asset and its estimated fair value. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values, and third-party independent appraisals, as considered necessary. As of June 30, 2023, June 30, 2022. No impairment charge has been recorded.

Income Taxes —Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in statement of Income in the period that includes the enactment date. A valuation allowance is recorded for deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The company records interest related to unrecognized tax benefits in interest expense and penalties in general and administrative expenses or income tax expense.

Employee Benefit Plan

Defined contribution plan

This comprises of contributions to the employees' provident fund and 401(k) plans. Contribution to these defined contribution plans is charged to statement of Income in the year in which they accrue. Employees may elect to defer part of their annual compensation up to dollar limits prescribed by the Internal Revenue Code under the 401(k) plan.

Defined benefit plan

The Liabilities towards defined benefit schemes are determined using the Projected Unit Credit Method. Actuarial valuations under the Projected Unit Credit Method are carried out at the balance sheet date. Actuarial gains and losses are recognized in the Statement of Profit and Loss in the period of occurrence of such gains and losses. Past service cost is recognized immediately to the extent of benefits are already vested and otherwise it is amortized on straight-line basis over the remaining average period until the benefits become vested.

The retirement benefit obligation recognized in the balance sheet represents the present value of the defined benefit obligation as reduced by the plan assets.

Short-term employee benefits:-

All employee benefits payable wholly within twelve months of rendering the service are classified as short term employee benefits and they are recognized in the period in which the employee renders the related service. The Company recognizes the undiscounted amount of short term employee benefits expected to be paid in exchange for services rendered as a liability. These benefits include salary, wages, bonus, performance incentives etc.

Long term employee benefits:-

Compensated absences which are not expected to occur within twelve months after the end of the period in which the employee renders the related services are recognized on the basis of unutilized leave balances at the end of the year.

2 Summary of Significant accounting policies (continued)

Leases -

The company determine if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use ("ROU") assets and operating lease liabilities in its balance sheets.

ROU assets represent company's right to use an underlying asset for the lease term and lease liabilities represent their obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of company's leases do not provide an implicit rate, company generally use their incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. The company's lease terms may include options to extend or terminate the lease when it is reasonably certain that they will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

A lessee can choose not to recognize lease liability and right-of-use (ROU) assets for short-term leases, which are defined as leases with a lease term of 12 months or less. Instead, the lessee can recognize lease expense on a straight-line basis over the lease term, similar to the treatment of operating leases. This accounting treatment is known as the practical expedient for short-term leases under ASC 842.

Contingent Liabilities

Loss contingencies arise from claims and assessments and pending or threatened litigation that may be brought against by individuals, government, or other entities. Based on the company's assessment of loss contingencies at each balance sheet date, a loss is recorded in the financial statements if it is probable that an asset has been impaired or liability has been incurred and the amount of the loss can be reasonably estimated. If the amount cannot be reasonably estimated, the company discloses information about the contingency in the financial statements. The company also discloses information in the financial statements about reasonably possible loss contingencies.

The company will review the developments in the contingencies that could affect the amount of the provisions that have been previously recorded, and the matters and related reasonably possible losses disclosed. The company will adjust provisions and changes to our disclosures accordingly to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and updated information. Significant judgment is required to determine both the probability and the estimated amount of loss. These estimates have been based on management's assessment of the facts and circumstances at each balance sheet date and are subject to change based on new information and future events.

Outcomes of litigation and other disputes are inherently uncertain. Therefore, if one or more of these matters were resolved against the company for amounts in excess of management's expectations, the results of operations and financial condition, including in a particular reporting period in which any such outcome becomes probable and estimable, could be materially adversely affected.

Earning per shares

Basic EPS is computed by dividing earnings available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS includes all potential dilutive common stock in the weighted average shares outstanding.

Research and Development

Research and Development (R&D) expenses are accounted for under US GAAP guidelines, which require companies to expense research costs as incurred. Development costs, which are the costs associated with the application of research findings to a plan or design for the production of new or improved products or processes, may be capitalized if certain criteria are met. Intangible assets, such as patents and trademarks, may be acquired through R&D activities and are recorded at their fair value and amortized over their estimated useful lives.

2 Summary of Significant accounting policies (continued)

Research and Development (continued)

R&D assets are also subject to impairment testing to ensure that their carrying value is not impaired. These guidelines ensure that companies report R&D expenses in a consistent and transparent manner, providing investors and stakeholders with a clear picture of a company's financial position and performance.

Based on the management's estimation, the Research and Development is expected to have alternative future uses, and the company plans to create a product or service that will generate value in the future.

Intangibles Assets

Intangible assets are carried at cost and amortized on a straight-line basis over their estimated useful lives of up to eleven years. The Company reviews identifiable amortizable intangible assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Determination of recoverability is based on the lowest level of identifiable estimated undiscounted cash flows resulting from use of the asset and its eventual disposition. Measurement of any impairment loss is based on the excess of the carrying value of the asset over its fair value. There have been no impairment charges recorded in any of the periods presented in the financial statements.

(In US Dollars)

4 Property, plant and equipment

	Plant & machinery	Leasehold improvements & building	Furniture, fixtures & office equipment	Vehicles	Capital work in progress	Total
Cost						
As at December 31, 2021	25,415,465	27,086,143	5,735,797	1,668,183	1,256,832	61,162,420
Additions during the period	-	-	-	-	134,909	134,909
Disposals during the period	(28,157)	(42,786)	(1,142)	-	-	(72,085)
As at June 30, 2022	25,387,308	27,043,357	5,734,655	1,668,183	1,391,741	61,225,244
Additions during the year	969,634	42,786	6,524	-	901,105	1,920,049
Disposals during the year	-	-	-	(1,668,183)	(625,337)	(2,293,520)
As at June 30, 2023	**26,356,942**	**27,086,143**	**5,741,179**	**-**	**1,667,509**	**60,851,773**
Accumulated depreciation						
As at December 31, 2021	23,049,947	8,613,635	5,419,774	1,667,592	-	38,750,948
Charge for the period	505,620	540,937	82,474	591	-	1,129,622
As at June 30, 2022	23,555,567	9,154,572	5,502,248	1,668,183	-	39,880,570
Charge for the year	1,511,294	784,940	120,738	-	-	2,416,972
Eliminated on disposal during the year	-	-	-	(1,668,183)	-	(1,668,183)
As at June 30, 2023	**25,066,861**	**9,939,512**	**5,622,986**	**-**	**-**	**40,629,359**
Carrying value as at June 30, 2023	**1,290,081**	**17,146,631**	**118,193**	**-**	**1,667,509**	**20,222,414**
Carrying value as at June 30, 2022	1,831,741	17,888,785	232,407	-	1,391,741	21,344,674

	Notes	For the year ended June 30, 2023	For the period ended June 30, 2022
		USD	USD
Administrative expenses	25	**2,416,972**	1,129,622
		2,416,972	1,129,622

(In US Dollars)

5 Intangible assets

The carrying value of the intangible assets are as follows:

	June 30, 2023	June 30, 2022
Computer software	**-**	-
	-	-

	Computer software	Total
Cost		
As at December 31, 2021	66,738	66,738
Additions during the period	-	-
As at June 30, 2022	66,738	66,738
Additions during the year	-	-
As at June 30, 2023	**66,738**	**66,738**
Accumulated amortisation		
As at December 31, 2021	53,650	53,650
Amortisation	13,088	13,088
As at June 30, 2022	66,738	66,738
Amortisation	-	-
As at June 30, 2023	**66,738**	**66,738**
Carrying value as at June 30, 2023	**-**	**-**
Carrying value as at June 30, 2022	-	-

6 Leases

The Company has entered into commercial leases of land for office, manufacturing yards and storage facilities. These leases generally have lease term of 25 years. The Company's obligations under its leases are secured by the lessor's title to the leased assets. There are no restrictions placed upon the Company by entering into these leases.

The Company also has certain leases with lease terms of 12 months or less and leases with low value. The Company applies the 'short-term lease' and 'lease of low-value assets' recognition exemptions for these leases.

The carrying amounts of right-of-use assets recognised are as follows:

Leasehold land	**11,906,654**	12,394,451
	11,906,654	12,394,451

	Leasehold land	Total
Right of use asset		
As at December 31, 2021	16,639,146	16,639,146
Additions during the period	-	-
As at June 30, 2022	16,639,146	16,639,146
Additions during the year	-	-
As at June 30, 2023	**16,639,146**	**16,639,146**
Accumulated amortisation		
As at December 31, 2021	3,743,118	3,743,118
Charge for the period	501,577	501,577
As at June 30, 2022	4,244,695	4,244,695
Charge for the year	487,797	487,797
As at June 30, 2023	**4,732,492**	**4,732,492**
Carrying value as at June 30, 2023	**11,906,654**	**11,906,654**
Carrying value as at June 30, 2022	12,394,451	12,394,451

(In US Dollars)

6 Leases (continued)

The carrying amounts of lease liabilities recognised are as follows:

	June 30, 2023	June 30, 2022
	Leasehold land	Total
Lease liabilities		
As at December 31, 2021	15,772,335	15,772,335
Interest expense on lease liabilities (Note 26)	333,807	333,807
Lease payments during the period	(953,419)	(953,419)
As at June 30, 2022	15,152,723	15,152,723
Interest expense on lease liabilities (Note 26)	1,171,786	1,171,786
Lease payments during the year	(1,906,838)	(1,906,838)
As at June 30, 2023	**14,417,671**	**14,417,671**

Lease liabilities are presented in the statement of financial position a	**June 30, 2023**	June 30, 2022
Current portion of lease liabilities	**835,943**	1,156,359
Non-current portion of lease liabilities	**13,581,728**	14,396,326
	14,417,671	15,552,685

7 Related party transactions

The Entity enters into transactions with other entities that fall within the definition of a related party as contained in ASC 850, Related party disclosures. Such transactions are in the normal course of business and at terms that correspond to those on normal arms-length transactions with third parties. Related parties comprise entities under common ownership and/or common management and control; their partners and key management personnel.

The management decides on the terms and conditions of the transactions and services received/rendered from/to related parties as well as other charges, if applicable.

a) Due from related parties	**June 30, 2023**	June 30, 2022
Amount due from a shareholder		
Gerab National Enterprises (L.L.C)	**1,794,218**	4,960,679
	1,794,218	4,960,679

Outstanding balances at the year-end arise in the normal course of business. For the year ended June 30, 2023, the Company has not recorded impairment of amounts owed by any related party, as the provision for expected credit losses on the amounts due from a related party was not material to the financial statements and the credit risk associated with it is assessed as low (period June 30, 2022: Nil).

b) Key management personnel compensations

The compensation of key management personnel is as follows:		
Management fees	**490,330**	490,330
	490,330	490,330

8 Inventories

Raw materials - pipes, plates and round bars	**1,536,283**	1,461,088
	1,536,283	1,461,088

The above inventories are stored in various warehouses in UAE and are hypothecated against credit facilities (Note 18). The Company does not make any provisions for slow-moving inventories.

9 Work-in-progress

Work in progress	**39,974,415**	57,024,569
	39,974,415	57,024,569

(In US Dollars)

10 Accounts receivables	**June 30, 2023**	June 30, 2022
Accounts receivables	**55,748,868**	21,756,048
	55,748,868	21,756,048

The average credit period for the accounts receivables is 60 days (period June 2022: 60 days). Provisions are based on the estimated irrecoverable amounts determined by reference to past default experience.

Ageing of receivables that are neither past due nor impaired:		
1 - 30 days	**8,808,321**	-
31 - 60 days	**9,756,052**	4,169,830
Ageing of receivables that are past due but not impaired :		
61 - 90 days	**2,229,955**	-
91 - 120 days	**3,175,545**	-
121 - 365 days	**1,683,710**	-
366 days and above	**30,095,285**	17,586,218
	55,748,868	21,756,048

Any unrealised portion of the accounts receivable from the balance of USD 30,095,285/- (period June 30, 2022: USD 17,586,218/-) is guaranteed by shareholder, Gerab National Enterprises (L.L.C).

11 Retention receivables		
Retention receivables	**2,590,611**	2,584,054
	2,590,611	2,584,054

These relates to a percentage of the contract price being retained by the customers for a period of 12 to 18 months (as per contract agreements), for the purpose of repair of damages (if any), that arise as a result of work done on the projects by the Company. These amounts are received at the expiration of the retention period.

As at the reporting date, all the retention receivables are due in less than 12 months. Any unrealised portion of the retention receivable from the balance of USD 1,485,780/- (period June 2022: USD 1,485,780/-) is guaranteed by shareholder, Gerab National Enterprises (L.L.C).

12 Advances, deposits and other receivables	**June 30, 2023**	June 30, 2022
Deposits	**123,117**	123,117
Advances to sub-contractors and suppliers	**6,612,608**	6,420,616
Guarantee deposits	**344,143**	344,143
Margin deposits	**1,036,019**	546,279
Other receivables	**210,000**	130,809
	8,325,887	7,564,964

13 Cash and bank balances		
Cash in hand / at banks	**1,705,378**	1,099,685
	1,705,378	1,099,685

(In US Dollars)

14 Share capital

Authorised, issued and paid up capital of the Entity is AED 150,000/- divided into 150 shares of AED 1,000/- each fully paid, equivalent to USD 40,861/-

The details of the shareholding as at reporting date are as follows:

Name of Shareholders	**%**	**No of shares**	**June 30, 2023**	June 30, 2022
Mr. Ramakrishnan Saseendran Kodapully	50%	**75**	**20,431**	20,431
Gerab National Enterprises (L.L.C)	50%	**75**	**20,430**	20,430
	100%	**150**	**40,861**	40,861

Effective 31 July 2017, 50% of the shareholding of the Company was acquired by Gerab National Enterprises (L.L.C) and as per the Addendum to the Articles of Association, the shareholding pattern was changed.

Additional capital contribution of USD 2,683,193/- relates to capital contributions by the shareholders which are not part of the share capital.

15 Statutory reserve

Balance at the beginning of the year	**40,861**	40,861
Balance at the end of the year	**40,861**	40,861

According to the Articles of Association of the Entity and Article 103 of the UAE Federal Commercial Companies Law No. 2 of 2015, 10% of annual net profits is allocated to the statutory reserve. The transfer to statutory reserve may be suspended, when the reserve reaches 50% of the paid up capital. This reserve is not available for distribution.

16 Retained earnings

Balance at the beginning of the year / period	**41,030,253**	39,329,253
Profit for the year / period	**8,297,644**	1,701,000
Balance at the end of the year / period	**49,327,897**	41,030,253

17 Shareholders' current account

Balance at the beginning of the year / period	**2,283,889**	4,669,809
Net movements during the year / period	**1,429,115**	(2,385,920)
Balance at the end of the year / period	**3,713,004**	2,283,889

18 Bank borrowings

	June 30, 2023	June 30, 2022
Term loans	**22,737,467**	25,695,660
Bank overdrafts	**1,046,903**	2,059,924
Trust receipts	**5,888,333**	6,473,373
Less: Non current portion of the long-term loans	**(10,761,062)**	(15,464,027)
	18,911,641	18,764,930

Details of the borrowings follows:

a) During the year 2020, the Company negotiated the payment terms of an existing term loan with a commercial bank in UAE, into repayable in 15 equal quarterly instalments starting from June 2022 whereas the interest payment will commence from March 2021.

Term loans also include long-term loans for the purchase of machineries, repayable in 48 monthly instalments over 4 years. There was no impact of the negotiations on the payment terms of this loan.

The term loans carry financing cost at commercial rate plus 1 to 3-month EIBOR per annum.

18 Bank borrowings (continued)

b) Trust receipts and working capital loans were obtained from commercial banks in UAE to meet the Company's working capital requirements. These are denominated in USD, are short-term in nature hence repayable within one year, and carry financing cost at commercial rate + applicable EIBOR per annum.

c) Bank overdrafts include USD 1,046,903/- obtained from a commercial bank in UAE, denominated in USD and is repayable on demand.

Details of the securities of the above loan and borrowings are as follows:

a) Personal Guarantees of Mr. Ramakrishnan Saseendran Kodapully (the "Guarantor"), shareholder of the Company.

b) Corporate Guarantee of Gerab National Enterprises (L.L.C) (the "Guarantor") (supported by board resolution), also a shareholder of the Company.

c) Cross Corporate Guarantee of Messrs. Quality International Co Ltd FZC - Sharjah, Quality International Co Ltd FZC - Fujairah and Quality International Co. Ltd LLC - Ajman (the "Guarantor") (supported by board resolution).

d) Registered mortgage over plants and machineries belonging to customer located in Hamriyah Free Zone Phase - II along with assignment of insurance, in favour, of the bank.

e) Assignment of leasehold rights over various properties situated in the Hamriyah Free Zone, in favour of the bank.

f) Settlement cheque covering total facility amount drawn by the Company, on and in favour of, the bank.

19 Employees' end of service benefits	**June 30, 2023**	June 30, 2022
Balance at the beginning of the year / period	**1,877,070**	1,873,304
Add: charge for the year / period	**359,506**	3,766
Less: paid during the year / period	**(298,358)**	-
Balance at the end of the year / period	**1,938,218**	1,877,070

Amounts required to cover end of service indemnity at the statement of financial position date are computed pursuant to the applicable Labour Law based on the employees' accumulated period of service and current basic remuneration at the end of reporting period.

20 Contract and other payables

Contract payables	**40,887,122**	21,417,378
Retention payable	**72,117**	72,117
Accruals	**1,011,081**	10,962,948
	41,970,320	32,452,443

21 Revenue from contracts with customers	**For the year ended June 30, 2023**	For the period ended June 30, 2022
Geographical analysis:		
The geographical analysis of revenue are as follow:		
Within U.A.E.	**82,487,424**	18,216,000
	82,487,424	18,216,000

(In US Dollars)

	For the year ended June 30, 2023	For the period ended June 30, 2022
22 Cost of revenue		
Material cost	**59,376,486**	12,327,423
Depreciation on right-of-use assets (Note 5)	**487,797**	501,577
	59,864,283	12,829,000
23 Other income		
Miscellaneous income	**262,932**	-
	262,932	-
24 Selling and distribution expenses		
Business promotion	**89,089**	-
	89,089	-
25 Administrative expenses		
Salaries and related benefits	**5,297,172**	1,692,849
Printing and stationery	**22,288**	4,582
Travelling and conveyance	**293,468**	7,560
Legal, visa and professional	**467,273**	235,385
Utilities	**43,097**	16,547
Telephone and communications	**77,642**	49,133
Depreciation on property, plant and equipment (Note 4)	**2,416,972**	1,129,622
Repairs and maintenance	**140,641**	60,003
Insurance	**95,300**	58,474
Amortization on intangible assets (Note 5)	**-**	13,088
Others	**233,080**	10,957
	9,086,933	3,278,200
26 Finance costs		
Interest on bank borrowings (Note 18)	**4,240,621**	73,993
Interest on lease liabilities (Note 6)	**1,171,786**	333,807
	5,412,407	407,800

27 Financial instruments

a) Significant accounting policies

Details of the significant accounting policies and methods adopted, including the criteria for recognition, the basis of measurement and the basis on which income and expenses are recognised, in respect of each class of financial asset and financial liability are disclosed in Note 3 to the financial statements.

(In US Dollars)

27 Financial instruments (continued)

b) Fair value of financial assets and financial liabilities that are not measured at fair value on recurring basis

	For the year ended June 30, 2023	For the period ended June 30, 2022	**For the year ended June 30, 2023**	For the period ended June 30, 2022
Financial assets	Carrying amount		Fair value	
Work-in-progress	**39,974,415**	57,024,569	**39,974,415**	57,024,569
Accounts receivables	**55,748,868**	21,756,048	**55,748,868**	21,756,048
Retention receivables	**2,590,611**	2,584,054	**2,590,611**	2,584,054
Other receivables	**1,713,279**	1,144,348	**1,713,279**	1,144,348
Due from related parties	**1,794,218**	4,960,679	**1,794,218**	4,960,679
Cash and bank balances	**1,705,378**	1,099,685	**1,705,378**	1,099,685
	103,526,769	88,569,383	**103,526,769**	88,569,383
Financial liabilities				
Bank borrowings	**29,672,703**	34,228,957	**29,672,703**	34,228,957
Contract and other payables	**41,970,320**	32,452,443	**41,970,320**	32,452,443
	71,643,023	66,681,400	**71,643,023**	66,681,400

Financial instruments comprise of financial assets and financial liabilities.

The fair value of the financial assets and liabilities is included at the amount at which the instrument could be exchanged in a current transaction between knowledgeable and willing parties.

Financial assets consist of cash and bank balances, accounts receivable, due from related parties, and certain other assets. Financial liabilities consist of contract payable, bank borrowings, and certain other liabilities.

As at reporting date financial assets and financial liabilities are approximates their carrying values.

28 Financial risk management objectives

The Entity management set out the Entity's overall business strategies and its risk management philosophy. The Entity's overall financial risk management program seeks to minimize potential adverse effects on the financial performance of the Entity. The Entity policies include financial risk management policies covering specific areas, such as market risk (including foreign exchange risk, interest rate risk), liquidity risk and credit risk. Periodic reviews are undertaken to ensure that the Entity's policy guidelines are complied with.

a) Capital risk management

The capital is being managed by the Entity in such a way that it is able to continue as a going concern while maximizing returns to investor. The Entity's overall strategy remains unchanged from previous year.

The capital structure of the Entity consists of equity of the Entity comprising of share capital, retained earnings and shareholders' current account.

As risk management policy, the Entity reviews its cost of capital and risks associated with each class of capital. The Entity balances its capital structure based on the above review.

b) Credit risk management

Credit risk in relation to the Entity refers to the risk that a counter party will default on its contractual obligations resulting in financial loss to the Entity.

Key areas where the Entity is exposed to credit risk are accounts and other receivables, bank balances and other financial assets (liquid assets). The Entity has adopted the policy of only dealing with creditworthy counterparties as a means of mitigating the risk of financial loss from defaults.

The Entity attempts to control credit risk by monitoring credit exposures, limiting transactions with specific non-related counter-parties, and continually assessing the creditworthiness of such non-related counter-parties.

Details on concentration of accounts receivable balances are disclosed in Note 7. Management believes that the concentration of credit risk is mitigated by high credit worthiness and financial stability of its customers.

Balances with banks are assessed to have low credit risk of default since these banks are among the major banks operating in the UAE and are highly regulated by the Central Bank.

28 Financial risk management objectives (continued)

b) Credit risk management (continued)

Accounts receivables, balances with banks and other financial assets are not secured by any collateral. The amount that best represents maximum credit risk exposure on financial assets at the end of the reporting period, in the event counter parties fail to perform their obligations, generally approximates their carrying value.

Credit risk grading framework:
The Entity's current credit risk grading framework comprises the following categories:

Category	Description	Basis for recognising expected credit losses (ECL)
Performing	The counterparty has a low risk of default and does not have any past-due amounts	12-month ECL
Doubtful	Amount is >60 days past due or there has been a significant increase in credit risk since initial recognition.	Lifetime ECL - not credit impaired
In default	Amount is >180 days past due or there is evidence indicating the asset is credit impaired.	Lifetime ECL - credit- impaired
Write-off	There is evidence indicating that the debtor is in severe financial difficulty and the group has no realistic prospect of recovery.	Amount is written off

The tables below detail the credit quality of the Entity's financial assets and other items, as well as maximum exposure to credit risk by credit risk rating grades:

Category	Rating	12 month or Lifetime ECL	Gross carrying amount	Loss allowance	Net carrying amount
Accounts receivables, and Retention receivables	(i)	Lifetime ECL (Simplified approach)	58,339,479	-	58,339,479

(i) For accounts receivables, the Entity has applied the simplified approach to measure the loss allowance at lifetime ECL. The Entity determines the expected credit losses on these items by using a provision matrix, estimated based on historical credit loss experience based on the past due status of the debtors, adjusted as appropriate to reflect current conditions and estimates of future economic conditions. Accordingly, the credit risk profile of these assets is presented based on their past due status in terms of the provision matrix.

c) Foreign currency risk management

The Entity does not have any significant exposure to currency risk, as most of its assets and liabilities are denominated in Arab Emirates Dirham and US Dollar to which Arab Emirates Dirham to US Dollar conversion is pegged.

d) Interest rate risk management

The Entity’s exposure to the risk of changes in market interest rates relates primarily to the Entity’s borrowings with floating interest rates. The Entity’s policy is to manage its interest cost using a mix of fixed and variable rate debts. Interest on financial instruments having floating rates is re-priced at intervals of less than one year and interest on financial instruments having fixed rate is fixed until the maturity of the instrument.

e) Liquidity risk management

Liquidity risk refers to the risk that an entity will encounter difficulty in meeting obligations associated with its financial liabilities at maturity date.

The Entity manages the liquidity risk through risk management framework for the Entity's short, medium and long term funding and liquidity requirements by maintaining adequate reserves and sufficient cash and cash equivalents to ensure that funds are available to meet its commitments for liabilities as they fall due.

(In US Dollars)

28 Financial risk management objectives (continued)

Liquidity and interest risk tables:

The table below summarises the maturity profile of the Entity's financial assets and financial liabilities. The contractual maturities of the financial assets and financial liabilities have been determined on the basis of the remaining period at the financial position date to the contractual maturity date. The maturity profile of the assets and liabilities at the statement of financial position date based on contractual repayment arrangements were as follows:

	Interest bearing		Non Interest bearing			
Particulars	**Within 1 year**	**More than 1 year**	**On demand or less than 3 months**	**Within 1 year**	**More than 1 year**	**Total**
			As at June 30, 2023			
Financial assets						
Work-in-progress	-	-	-	39,974,415	-	39,974,415
Accounts receivables	-	-	20,794,328	4,859,255	30,095,285	55,748,868
Retention receivables	-	-	-	2,590,611	-	2,590,611
Other receivables	-	-	-	1,713,279	-	1,713,279
Due from related parties	-	-	-	1,794,218	-	1,794,218
Cash and bank balances	-	-	1,705,378	-	-	1,705,378
	-	-	22,499,706	50,931,778	30,095,285	103,526,769
Financial liabilities						
Bank borrowings	18,911,641	10,761,062	-	-	-	29,672,703
Contract and other payables	-	-	-	41,970,320	-	41,970,320
	18,911,641	10,761,062	-	41,970,320	-	71,643,023
			As at June 30, 2022			
Financial assets						
Work-in-progress	-	-	-	57,024,569	-	57,024,569
Accounts receivables	-	-	4,169,830	-	17,586,218	21,756,048
Retention receivables	-	-	-	2,584,054	-	2,584,054
Other receivables	-	-	-	1,144,348	-	1,144,348
Due from related parties	-	-	-	4,960,679	-	4,960,679
Cash and bank balances	-	-	1,099,685	-	-	1,099,685
	-	-	5,269,515	65,713,650	17,586,218	88,569,383
Financial liabilities						
Bank borrowings	18,764,930	15,464,027	-	-	-	34,228,957
Contract and other payables	-	-	-	32,452,443	-	32,452,443
	18,764,930	15,464,027	-	32,452,443	-	66,681,400

29 Segment information

Operating segment:

The Entity operates in the following segment: General trading, Manufacturing and Fabrication of steel and steel products and mainly manufacturing of pressure vessels, tanks, heat exchangers and construction of storage tanks and

30 Contingent liabilities - -

Except for the ongoing business obligations which are under normal course of business, there has been no other known contingent liability on Entity's financial statements as of reporting date.

31 Reclassification

During the year, the management has done certain reclassifications on the statement of financial position and statement of profit or loss for better presentations.

EXPO 2020 إكسبو
دبي، الإمـــارات العربيــة المتحـدة
DUBAI, UNITED ARAB EMIRATES

SBC Global

VASS International
Auditors & Business Advisors
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P O Box 13255
Office No. 207
Zainal Mohebi Plaza
Al Karama, Dubai, UAE
Tel: +971 4 397 3011
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Email: info@vassintl.com
www.vassintl.com

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